Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 126 to the Registration Statement on Form N-1A of Fidelity Puritan Trust: Fidelity Low-Priced Stock Fund of our report dated September 7, 2004, and Fidelity Balanced Fund and Fidelity Puritan Fund of our reports dated September 9, 2004 on the financial statements and financial highlights included in the July 31, 2004 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
September 27, 2004